UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2006

RESOURCE AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-4408	72-0654145
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

    1845 WALNUT STREET, SUITE 1000, PHILADELPHIA, PA 19103
                       (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 215-546-5005

                                                                      N/A
        (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 17, 2006, we entered into employment agreements with Michael S. Yecies, our Senior Vice President, Chief Legal Officer and Secretary, and Thomas C. Elliott, our Senior Vice President-Finance and Operations. A brief description of the material terms and conditions of each agreement is as follows:

•
The term of each agreement is one year; however, until we provide the employee written notice of termination, the term automatically renews daily so that on any day that the agreement is in effect prior to such notice, the agreement has a remaining term of one year.

•
Mr. Yecies will receive an annual base salary of not less than $210,000. Mr. Elliott will receive an annual base salary of not less than $200,000. In addition, each employee may receive incentive compensation in the form of cash bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation, based upon his performance.

Key termination benefits under both agreements are as follows:

•	If employment is terminated due to death, we shall pay to the employee’s designated beneficiaries, one cash payment consisting of the following amounts:

o	any earned but unpaid portion of the employee’s base salary;

o	any accrued but unpaid vacation pay;

o	an amount equal to one year’s base compensation as of the date of the employee’s death; and

o	an amount equal to the value of all incentive compensation (excluding stock option grants) received by the employee during the prior year ending on the date of the employee’s death.

•
If we terminate the employee’s employment due to a disability of such employee, we shall pay the employee his base compensation and any incentive compensation (excluding stock option grants) until the expiration of the term, payable on the dates the employee would have been paid if he was still working for us.

•
If we terminate the employee’s employment for cause, or the employee terminates his employment for any reason other than good reason, we shall pay to the employee his annual base salary and vacation pay accrued through the date of such termination.

•
If we terminate the employee’s employment for reasons other than his death, disability or cause, or the employee terminates his employment for good reason, we shall pay to the employee his annual base salary, for a period of one year, payable at the time when the same would have become due and payable if such termination had not occurred.

•
If the employee’s employment is terminated following a change in control, the employee shall be paid amounts equal to all compensation and benefits he would have received if he had remained employed by us pursuant to the agreement through the end of the term, payable at the time when the same would have become due and payable if such termination had not occurred. The incentive compensation paid to the employee shall be an amount which is not less than the amount of incentive compensation (excluding stock option grants) the employee received in the year immediately prior to the termination date. In addition to the foregoing, any restricted stock of us or our affiliates owned by the employee which is outstanding on the termination date shall be fully vested as of the termination date and all options outstanding on the termination date shall be fully vested and exercisable in accordance with the terms of the applicable plan and grant.

The agreements include standard restrictive covenants not to solicit our employees to leave our employ or our customers to cease doing business with us for a period of one year following the date of termination.

A copy of Mr. Yecies’s agreement is attached hereto as Exhibit 10.1 and is hereby incorporated by reference. A copy of Mr. Elliott’s agreement is attached hereto as Exhibit 10.2 and is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE AMERICA, INC.

Date: November 21, 2006	By:	/s/ Steven J. Kessler
Steven J. Kessler
Title: Executive Vice President and Chief Financial Officer